Exhibit 10.14

FIRST AMENDMENT TO OFFICE LEASE

(Suites 200, 400, 1000, and 1100)

THIS FIRST AMENDMENT TO OFFICE LEASE dated as of November 18, 2011 (this “First Amendment”), is entered into by and between COLONNADE WILSHIRE CORP., a California corporation (“Landlord”), and NARA BANK, a California corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain office lease dated March 16, 2006, for the lease of certain premise (the “Premises”), commonly known as Suite 400, 1000, and 1100 consisting of approximately 43,993 rentable square feet of space comprised of the fourth (4th), tenth (10th) and eleventh (11th) floor of that certain office building (the “Building”) commonly known as The Wilshire Colonnade and located at 3731 Wilshire Boulevard, Los Angeles, California (“Office Lease”);

WHEREAS, Landlord and Tenant desire by this First Amendment to amend the Lease in order to, among other things, (a) expand the Premises leased by Tenant under the Lease to include approximately 18,392 rentable square feet commonly known as suite 200 located on the entire second (2nd) floor of the Building (“Expansion Premises”) (b) provide for the Rent to be paid by Tenant for the Expansion Premises (c) provide the Tenant Improvement Allowances for the Expansion Premises (d) further extend the Lease Term of suites 400, 1000, and 1100 (“Existing Premises”) in order to make the Lease Terms coterminous as well as provide a combined total square footage of approximately 62,385 rentable square feet in the Building (“Entire Premises”) (e) provide the Rent to be paid by Tenant for the Extension Term of the Existing Premises (f) provide the Tenant Improvements Allowance for the Existing Premises as well as amend, modify and supplement the Lease as set forth herein, subject to the terms and conditions of this First Amendment.

NOW, THEREFORE, in consideration of the Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Definitions. Unless the context clearly indicates otherwise, all initially capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the “Lease” in the Lease shall hereafter be deemed to refer to the Lease as amended hereby.

3. Expansion Premises: Suite 200. Landlord and Tenant acknowledge that Suite 200 is 18,392 rentable square feet. Landlord shall provide a Tenant Improvement Allowance for the renovations of the Expansion Premises which are described in section 10 “Tenant Improvement Allowance”. The Rentable Area of the Premises has been determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and

Managers Association (“BOMA”). Tenant shall have the right to remeasure the Premises at anytime during the first (1st) year of the Extended Lease Term pursuant to BOMA. In the event that any remeasurement indicates that the square footage measurement previously set forth in an amendment to this Lease or otherwise agreed upon by Landlord and Tenant is in excess of or lower than the square footage number which would have resulted had the BOMA Standard been properly utilized (including the square footage limitations set forth above), any payments due either party (or other rights between Landlord and Tenant) based upon the amount of rentable square feet contained in such space shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of rentable square feet as properly remeasured under the BOMA Standard (including the square footage limitations set forth above). If either party disagrees with the other party’s remeasurement and if a dispute occurs regarding the final accuracy of the measurement of such space in accordance with the BOMA Standard (including the square footage limitations set forth above), such dispute will be resolved pursuant to binding arbitration pursuant to Section 23 of the First Amendment. In the event that the remeasurement right set forth herein is not timely exercised, the rentable square footage of such space shall not be subject to remeasurement, and the rentable square footage set forth in any applicable amendment shall be binding and conclusive.

4. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the Lease Term for Suite 200 shall be for Ten (10) years, commencing on May 1, 2012 and ending on April 30, 2022, unless sooner terminated in accordance with the terms of the Lease.

5. Base Rent for Expansion Premises: Suite 200. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that Tenant shall pay to Landlord Base Rent for Suite 200 in the following amounts in accordance with Article 3 of the Original Lease;

Suite 200 Extension Term Period	Monthly Installment of Base Rent	Monthly Rental Rate Per Rentable Square Foot
May 1, 2012—July 31, 2012	$0.00	$0.00
August 1, 2012—April 30, 2013	$27,588.00	$1.50
May 1, 2013—April 30, 2015	$28,507.60	$1.55
May 1, 2015—August 31, 2016	$29,427.20	$1.60
September 1, 2016—September 30, 2016	$0.00	$0.00
October 1, 2016—September 30, 2018	$30,530.72	$1.66
October 1, 2018—September 30, 2020	$31,634.24	$1.72
October 1, 2020—April 30, 2022	$32,921.68	$1.79

(Tenant shall not be obligated to pay Base Rent for months one (May 2012), two (June 2012), three July (2012), month twenty four (April 2014) and fifty five (September 2016) of the Lease Term on the Expansion Premises)

Upon execution of this Lease, Tenant shall prepay rent in the amount of eighty-two thousand, seven hundred and sixty-four ($82,764.00) dollars to be applied to the rent consideration for August 2012, September 2012, and October 2012.

6. Tenant’s Share of Direct Expenses for Entire Premises of Lease Term. In addition to paying all other amounts due under the lease and the base Rent for the Entire Premises, Tenant shall pay Tenant’s Share of Direct Expenses with respect to its lease of Suite 200, 400, 1000, 1100 (Entire Premises) during the Term in accordance with Article 4 of the original Lease except for Tenant’s Share of Direct Expenses for the Entire Premises for the Extension Term shall be 16.89% and the Base Year shall mean the 2012 calendar year. (The Office Lease Summary section 9.1 and 9.2 is hereby amended accordingly to reflect the new Base Year and new Tenant’s share of Direct Expenses as stated in this paragraph.) Tenant’s share of Direct Expenses shall not increase by more than three percent (3%) annually from year to year over the Lease Term.

Tenant will not be required to pay any Operating Expenses or Tax Expenses during the first 12 months of the lease term. Landlord will be required to operate and maintain the Building in a First Class manner. Incorporated into this First Amendment is Exhibit A, List of Exclusions to the definition of Operating Expenses under the Office Lease.

Notwithstanding anything to the contrary in the Master Lease Section 4.2.6 of the Office Lease, shall be replaced in its entirety as follows:

4.2.6 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein, For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building, and all tenant improvements in the Building were fully assessed for real estate tax purposes, and accordingly, during the portion of any Expense Year occurring during the Base Year, Tax Expenses shall be deemed to be increased appropriately, Not withstanding anything to the contrary in this Lease, Tax Expenses shall not include and Tenant shall not be responsible for any increase of, or reassessment in, real property taxes and assessments in excess of two percent (2%) of the tax for the previous year, resulting from any sale, transfer or other change in ownership of the Building or the Project during the term of this Lease.

7. Extension of Lease Term Suites 400, 1000, and 1100. Landlord and Tenant acknowledge that the lease term for suites 400, 1000, and 1100 currently expire according to the terms of the original Office Lease dated March 13, 2006 on August 31, 2016. Notwithstanding anything to the contrary contained in the “First Amendment to Office Lease” and Article 2 of the Office Lease and Section 7 of the Office Lease Summary, Landlord and Tenant agree that the Lease Term for suites 400, 1000, and 1100 shall be extended for an additional five (5) years and eight (8) months in order to for the terms to be coterminous with Suite 200. Landlord and Tenant agree the expiration date shall be April 30, 2022 for suites 200, 400, 1000, as well as suite 1100, known collectively as the Entire Premises.

8. Base Rent for Suite 400, 1000, and 1100 During the Extension Term

Suite 400, 1000, 1100 Extension Term	Monthly Installment of Base Rent	Monthly Rental Rate Per Rentable Square foot
September 1, 2016 — September 30, 2016	$0.00	$0.00
October 1, 2016 — September 30, 2018	$73,028.38	$1.66
October 1, 2018 — September 30, 2020	$75,667.96	$1.72
October 1, 2020 — April 30, 2022	$78,747.47	$1.79

9. Condition of Expansion Premises: Suite 200. Tenant acknowledges that it is familiar with the condition of Suite 200 and accepts Suite 200 in its presently “As—Is” condition with all faults and without representation, warranty or improvements by Landlord of any kind whatsoever. Notwithstanding the foregoing, Landlord shall provide Tenant with a Tenant Improvements Allowance, described in section 10 below, to be used towards the renovations of the Expansion Premises. Landlord will be responsible to ensure the Base Building and all Common Areas is fully operational in accordance with current codes, including ADA, as currently interpreted and enforced as of the Commencement Date of the Lease Term (the Required Condition).

10. Tenant Improvement Allowance for the Expansion Premises: Suite 200. Tenant shall accept the Premises in its presently “As—Is” condition, and Landlord shall not be obligated to provide or pay for any improvements to the Premises with the exception that Landlord shall provide thirty dollars ($30.00) per a rentable square foot (which equals $551,760.00) Tenant Improvement Allowance to be used by Tenant towards renovations to the Expansion Premises upon execution of this First Amendment and Landlord’s review of all bids, construction invoices, and floor plan designs. Tenant will have the right to competitively bid the tenant improvement work to reputable general contractors of its choice and to select the contractor to perform the work. Landlord will have the right to reasonably approve said contractor. Tenant may also award the construction contract to a reputable general contractor reasonably approved by Landlord without a competitive bid process. Tenant will have the right, at its option, to use the Improvement Allowance for: tenant improvements; space planning and design; construction fees; licenses; permits; electrical data; architecture, and engineering. Tenant shall submit to Landlord for approval all plans and specifications for the proposed Tenant Improvements (a) all work shall be completed by licensed contractors retained by Tenant in accordance with plans and specifications approved by Landlord in writing, (b) the Tenant Improvements shall be constructed in compliance with all applicable codes, regulations and ordinances, without any claims for unpaid bills for materials, labor, or supplies (c) Tenant shall furnish to Landlord construction invoices, affidavits, releases, and other documentation as Landlord may request, to be assured to Landlord’s reasonable satisfaction, that the Tenant Improvements have been completed in accordance with the plans and specifications approved by Landlord and specified in the Tenant Work Letter, Exhibit B, attached. Tenant will not be charged for parking, loading, freight elevators, utilities or temporary HVAC or any other building facilities or services during design and construction or Tenant’s move into the Building. Additionally, Tenant will not be charged a construction management fee. Landlord will be responsible to insure the Base Building is fully operational in accordance with current codes, including ADA, as currently interpreted and enforced as of the Commencement Date of the Lease Term (the Required Condition).

With respect to Tenant’s Premises or any space that is located outside Tenant’s Premises, Landlord will be responsible for any fire/life/safety, Americans With Disabilities Act (ADA) requirements or any other code compliance issues that may be triggered by Tenant’s construction within their Premises. Included in that work will be the Building Standard elevator lobby, public restrooms and public corridor.

11. Tenant Improvement Allowance for the Existing Premises: Suite 400, 1000, and 1100. Notwithstanding anything to the contrary in the Tenant Work Letter, Exhibit B of the original Office Lease, Tenant shall accept the Existing Premises in its presently “As—Is” condition, and Landlord shall not be obligated to provide or pay for any improvements to the Premises with the exception that Landlord shall provide six dollars and fifty cents ($6.50) per rentable square foot (which equals $285,954.50) Tenant Improvement Allowance to be used by Tenant towards renovations to the Existing Premises on October 1, 2016. Tenant will have the right to competitively bid the tenant improvement work to reputable general contractors of its choice and to select the contractor to perform the work. Landlord will have the right to reasonably approve said contractor. Tenant may also award the construction contract to a reputable general contractor reasonably approved by Landlord without a competitive bid process. Tenant will have the right, at its option, to use the Improvement Allowance for: tenant improvements; space planning and design; construction fees; licenses; permits; electrical data; architecture, and engineering. Tenant shall submit to Landlord for approval all plans and specifications for the proposed Tenant Improvements (a) all work shall be completed by licensed contractors retained by Tenant in accordance with plans and specifications approved by Landlord in writing, (b) the Tenant Improvements shall be constructed in compliance with all applicable codes, regulations and ordinances, without any claims for unpaid bills for materials, labor, or supplies (c) Tenant shall furnish to Landlord construction invoices, affidavits, releases, and other documentation as Landlord may request, to be assured to Landlord’s reasonable satisfaction, that the Tenant Improvements have been completed in accordance with the plans and specifications approved by Landlord and specified in the Tenant Work Letter, Exhibit B, attached. Tenant will not be charged for parking, loading, freight elevators, utilities or temporary HVAC or any other building facilities or services during design and construction or Tenant’s move into the Building. Additionally, Tenant will not be charged a construction management fee. Landlord will be responsible to insure the Base Building is fully operational in accordance with current codes, including ADA, as currently interpreted and enforced as of the Commencement Date of the Lease Term (the Required Condition).

With respect to Tenant’s Premises or any space that is located outside Tenant’s Premises, Landlord will be responsible for any fire/life/safety, Americans With Disabilities Act (ADA) requirements or any other code compliance issues that may be triggered by Tenant’s construction within their Premises. Included in that work will be the Building Standard elevator lobby, public restrooms and public corridor.

Landlord will reimburse Tenant’s architect with an allowance of $.15 per square foot for preparation of Tenant’s preliminary space plan for the Expansion Premises.

12. Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding Tenant’s Security Deposit under the Lease in the amount of $0.00 (as such amount shall be increased pursuant to Section 9 above), and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that the representations herein set forth: (i) constitute a material consideration to Landlord in entering into this First Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this First Amendment; and (iii) Landlord is relying on such representations in entering into this First Amendment.

13. Parking. Notwithstanding anything to the contrary in the Pargraph 11 of the Office Lease Summary or Article 28 of the Office Lease, throughout the Initial Term, and the Renewal Option periods (as described in Section 24 below) thereafter, Tenant will have the right, but not the obligation, to parking spaces at a ratio of three (3) spaces for each one thousand (1,000) rentable square feet leased. Furthermore, Landlord shall provide the Tenant with a twenty-five percent (25%) discount off its current monthly parking rates of the Lease Term. Tenant shall have the right to additional parking spaces on a month-to-month basis at negotiated rates. Tenant’s clients and visitors will have unlimited use of the Parking facilities on a 24 hour basis. Parking validations may be purchased at a twenty-five percent (25%) percent discounted rate throughout the Initial Term of the lease and any Renewal Option periods. Parking shall not increase by more than three (3%) percent in any year over year period.

14. Storage. Landlord shall provide to Tenant an enclosed storage space (712 square feet) on the P1 level of the parking structure for the first eighteen months of the lease free of charge. The space will be thoroughly cleaned out and will include a high density file system for Tenant’s use. Tenant shall take the space in “As–Is” condition and Landlord shall not be responsible for any repairs. Beginning on the 19th month of the term, Tenant shall pay a $1.00 per square foot for the duration of the lease term and have the right to terminate with 30 days notice.

15. Brokers. Tenant represents to Landlord that Tenant has not dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no other such person initiated or participated in the negotiation of this First Amendment or is entitled to any commission in connection herewith except for Charles Dunn Real Estate Services, Inc. (“Landlord’s Broker”) and Studley, Inc. (“Tenant’s Broker”). Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this First Amendment, or (b) a claim of, or right to lien under the statutes of California relating to real estate broker liens with respect to any such broker retained by Tenant.

Landlord shall pay Tenant’s Broker a full market commission (“Commission”) equivalent to four (4%) percent of the total aggregate “gross” rental due for years one through five (1-5) of the lease term and two (2%) percent of the total aggregate “gross” rental due for the remainder of the Term for Base Rent for Expansion Premises as depicted in Article 4; and two percent (2%) of the total aggregate “gross” rental due during the Extension Term for suites 400, 1000, and 1100 as depicted in Article 7.

The commission payable to Tenant’s Broker shall be paid by Landlord in two installments, 50% on signing of this First Amendment and 50% on Tenant’s occupancy of the Expansion Premises (Suite 200)

16. Controlling Provisions. To the extent there are any conflicting terms between the Office Lease and the First Amendment, the First Amendment shall control.

17. Ratification. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the provisions of the Office Lease and the First Amendment, this First Amendment shall control.

18. Construction. Headings at the beginning of each Section of this First Amendment are solely for the convenience of the parties and are not part of this First Amendment.

19. Integration of Other Agreements. The Office Lease, as amended by this First Amendment, sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto.

20. No Third Party Beneficiaries. Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, and nothing in this First Amendment (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and/or Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this First Amendment.

21. Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

22. Remaining Provisions. Those provisions contained in the Office Lease which have not expired and have not been revised pursuant to this First Amendment will remain in full force and effect.

23. Arbitration. In the event of a dispute, claim or disagreement between Landlord and Tenant arising under the original Office Lease or this First Amendment, except in connection with the “Excepted Disputes,” as that term is defined below, the parties hereby agree that such disputes, claims and/or disagreements shall be resolved by a single arbitrator pursuant to the rules of the American Arbitration Association. This Section 22 shall be the sole and exclusive method, means and procedure to resolve any such dispute, claim or disagreement. For purposes of this Section 22, the “Excepted Disputes” shall mean (i) all claims by either party which (A) seek anything other than enforcement of rights under this Lease, or (B) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, and (ii) claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant’s right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of Los Angeles County, California, the decision of which court shall be subject to appeal pursuant to applicable law. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in accordance with this Section 22. The Arbitrator (the “Arbitrator”) of any dispute, claim or disagreement resolved pursuant to this Section 22 may award costs, including without limitation attorneys’ fees, and expert and witness costs, to the prevailing party, if any, as determined by the Arbitrator in his discretion. The Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion.

24. Board, Legal, and Regulatory Approval. Commencement of Lease is subject to obtaining approval from Tenant’s Board of Directors (“Board Approval”) and regulatory approval from California Department of Financial Institutions, Federal Reserve Board and Federal Deposit Insurance Corporation (“Regulatory Approvals”) for the Tenant’s Application to Merge with Center Bank, and Center Financial Corporation into Tenant’s holding company Nara Bancorp, Inc. Upon obtaining all such Regulatory Approvals, Lessee shall so notify Lessor (or agent) within thirty (30) working days by Certified Mail

25. Option to Renew. Tenant will have two (2) five (5) year options to renew some or part of the Entire Premises space then under lease by Tenant. The Renewal Option shall be exercised no later than one hundred and eighty (180) days prior to the expiration of the Initial Term.The Renewal Option Base Rent for some or part of the Entire Premises then under lease by Tenant will be ninety-five percent (95%) of the then Fair Market Rental Rate for space of comparable size, quality and location taking into consideration one hundred percent (100%) of the Rental Abatement, Tenant Improvements and any other tenant inducements then given to new tenants in comparable first-class office buildings. To the extent not inconsistent with this paragraph, all other provisions in the Office Lease Section 2.2 Option Term, including provisions pertaining to manner of exercise of option and determination of market rent, shall apply.

26. Right of First Refusal. Tenant will have the continuing Right of First Refusal during the Extension Term, the Renewal Option periods, and/or any other extensions thereafter, to lease any contiguous space (the “First Offer Space”). First Offer Space is any space, above or below Tenant’s floor(s). First Offer Space will also mean any retail space on the ground floor of 3731 Wilshire Blvd or 3701 Wilshire Blvd.

Landlord will provide Tenant with a true, correct, and complete copy of any offer received from any third party for any Contiguous Space which Landlord is willing to accept. Tenant will have thirty (30) business days within which to elect to lease any Contiguous Space at terms and conditions no different from those contained in such offer.

In the event that Tenant elects not to lease any Contiguous Space, Landlord may lease such space to a third party on the same terms and conditions as those contained in the offer to Tenant. If Landlord desires to lease the Contiguous Space on terms and/or conditions different from those contained in the offer, Landlord will first offer the Contiguous Space on such different terms and/or conditions to Tenant and Tenant will then have fifteen (15) business days within which to elect to lease such Contiguous Space.

25.1 Procedure for Offer of Right of First Refusal. Landlord shall notify Tenant in writing (the “First Offer Notice”) from time to time whenever the First Offer Space or any portion thereof will become available for lease to third parties and a third party makes an offer for the space, the Landlord shall provide Tenant a true, correct, and complete copy of any offer received from any third party. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 25.3 below, and the other economic and material non-economic terms upon which Landlord is willing to lease such space to Tenant (collectively, the “Fundamental Terms”), which Fundamental Terms shall pertain to the following categories: (i) the usable and rentable square footage of the First Offer Space (subject to the remeasurement provisions of Section 3 of this First Amendment, above), (ii) the delivery condition, including any required Landlord work and any Landlord warranties regarding the condition of the First Offer Space, (iii) rights to expand, options to purchase, rights of first refusal, and other material space-encumbering rights, (iv) the length of term, including the lease commencement date and options or other rights to extend the lease term or to terminate the lease, (v) base rent, including escalations thereto, expressed as a dollar amount per rentable square foot, (vi) monetary concessions (e.g., free rent, improvement allowances), (vii) operating expense and tax protections, including any rent stop or base year protections, (viii) parking rights, (ix) parking charges, and (x) the date by which the First Offer Space will be delivered to the tenant and the period of time, if any, granted to the tenant for the construction or build-out period of the First Offer Space prior to the obligation to pay rent. The term of Tenant’s lease of any First Offer Space shall terminate thirty (30) days after Tenant’s receipt of the First Offer.

26.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within twenty (20) business days of receipt of the First Offer Notice to Tenant (the “Exercise Period”), Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to the space so described in the First Offer Notice on the Fundamental Terms contained in such notice. If Tenant does not so notify Landlord prior to the expiration of the Exercise Period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on the same Fundamental Terms of the First Offer Notice to the Tenant; provided, however, that if the Fundamental Terms differ from the First Offer Notice to the Tenant, then before entering into such third party lease, Landlord shall notify Tenant of such different Fundamental Terms and Tenant shall have the right to lease the First Offer Space (as the same may have been reconfigured and/or resized) upon such different Fundamental Terms by delivering written notice thereof to Landlord within ten (10) business days after Tenant’s receipt of Landlord’s Revised Offer Notice.

In the event Landlord fails to lease such First Offer Space to a third party, Landlord shall again be obligated to deliver a First Offer Notice to Tenant with regard to the subject First Offer Space, and Tenant shall again have the right to lease such First Offer Space in accordance with this Section.

Landlord shall only deliver such a First Offer Notice to the extent Landlord has a bona-fide prospective tenant (i.e., a prospective tenant with which Landlord is conducting active negotiations)

26.3 First Offer Space Rent. The Rent payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be as set forth in the First Offer Notice.

26.4 Construction In First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space by Tenant shall comply with the Tenant Work Letter of this First Amendment, subject to the delivery condition and any improvement allowance component of the Fundamental Terms.

25.5 The lease term for any space leased by Tenant under the exercise of its First Right of Refusal will be coterminous with the Initial Term or the Renewal Option periods, as applicable. The Rental Abatement, Tenant Improvements and other applicable terms and conditions will be adjusted on a straight line, pro-rata basis to allow for differences in the length of the term.

27. Building Security. Landlord, as an Operating Expense of the Building, will provide twenty-four (24) hour on-site Building Security, equipment, personnel, procedures and systems. The Office Lease will contain an exhibit, acceptable to Tenant, setting forth building standard security specifications, procedures and systems. Tenant will be permitted to install its own additional Security System for its Premises.

28. Add to Transfers in Office Lease: Notwithstanding anything to the contrary in Article 14 of the Office Lease, Tenant will have the right to Assign or Sublease to, or from, any other tenant in the Building. Landlord will not impose any restrictions on the terms and conditions of such Assignment and Subleasing rights (such as minimum rent or further sub-subletting and/or assigning). Tenant’s Renewal Option & Option Space rights are not personal to Tenant and are fully transferable. Tenant’s vacating of its Premises will not be grounds for default under the proposed lease. Neither the use by, nor the Subletting to, any subsidiary or affiliate of Tenant of all or a portion of the Premises will be deemed an Assignment or Sublease under the lease and therefore Landlord’s consent will not be required.

29. Right of Recapture. Landlord will not have the right of recapture per Article 14 of the Office Lease

30. Non Disturbance Agreement: Landlord agrees to provide Tenant with a commercially reasonable subordination, nondisturbance and attornment agreement (the “Nondisturbance Agreement”) in favor of Tenant from any ground lessors, mortgage holders or lien holders (collectively, the “Current Lender”) of Landlord in existence as of the date of this Lease. In addition, Landlord agrees to provide Tenant with a Nondisturbance Agreement from any ground lessors, mortgage holders or lien holders (collectively, the “Future Lender”) of Landlord who later come into existence at any time prior to the expiration of the Lease Term. Current Lender and Future Lender may be collectively referred to herein as “Lender.” Tenant subordinates this Lease and its other interests, if any, in the Project to any lien upon Landlord’s interests in all or any portion of the Project which secures obligations of Landlord to the Future Lender. Future Lender and any purchaser at a foreclosure agrees that, notwithstanding such subordination, Future Lender shall, in the event of a foreclosure or deed in lieu, (i) recognize this Lease and the Tenant hereunder, (ii) assume and perform all of Landlord’s obligations set forth in this Lease accruing after the date of the foreclosure, and (iii) be subject to all uncured defaults of Landlord and all defenses whenever accruing and all rights and remedies of Tenant, except that Future Lender shall not be liable for any defaults occurring prior to the date of the foreclosure or deed in lieu except to the extent such defaults are continuing thereafter. Furthermore, Tenant’s rights and interests with respect to the Premises and the Project shall not be impaired or disturbed by foreclosure or other enforcement of such lien except as expressly permitted under this Lease. Tenant agrees to attorn to any person who succeeds to Landlord’s interests through a foreclosure of such lien or transfer in lieu thereof.

IN WITNESS WHEREOF, this Fifth Amendment has been executed by the parties as of the date first referenced above.

“Landlord”	COLONNADE WILSHIRE CORP.,
a California corporation

	By:	/s/ Tai Sing Lam
Name:
Title:

“Tenant”	NARA BANK,
a California corporation

	By:	/s/ Philip E. Guldeman
	Name:	Philip E. Guldeman
	Title:	EVP/CFO

By:
Name:
Title:

TENANT WORK LETTER

Exhibit B

This Tenant Work Letter shall set forth the terms and conditions relating to the future construction of the tenant improvements in the Premises on the Expansion Premises and Existing Premises as defined in the First Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

1.1 Base, Shell and Core of the Premises as Constructed by Landlord. Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”). The Base, Shell and Core shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Premises for the prior tenant of the Premises. Tenant shall accept the Base, Shell and Core in their “AS IS” condition, without representation, warranty or any improvements by Landlord except as specifically hereinafter set forth.

1.2 Landlord Work. Landlord shall, at Landlord’s sole cost and expense, cause the construction or installation of the following items on the floor of the Building containing the Premises (collectively, the “Landlord Work”). Landlord will be responsible to insure the Base Building is fully operational in accordance with current codes, including ADA, as currently interpreted and enforced as of the Commencement Date of the Lease Term (the Required Condition). With respect to Tenant’s Premises or any space that is located outside Tenant’s Premises, Landlord will be responsible for any fire/life/safety, Americans With Disabilities Act (ADA) requirements or any other code compliance issues that may be triggered by Tenant’s construction within their Premises. Included in that work will be the Building Standard elevator lobby, public restrooms and public corridor. Landlord, at its sole cost and expense (except as properly included in Operating Expenses), will be responsible for, and will make (or cause to be made) alterations, additions, improvements and/or renovations to the areas of the Buildings outside of the Premises (including the paths of travel thereto), to the extent that the same is necessary to correct any violations of applicable law, to the extent interpreted and enforced from time to time, including, without limitation, the provisions of the Americans with Disabilities Act of 1990 (“ADA”) and all applicable building and fire codes (collectively, “Regulations”) as of the Commencement Date. Any such work with respect to portions of the Building or property outside of the Premises will be performed in a prompt and diligent manner in compliance with applicable law. Notwithstanding the foregoing, Landlord will have the right to contest any such obligations in good faith, including the right to a waiver or deferment of compliance, the right to assert any and all defenses allowed by law.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance (the “Tenant Improvement Allowance”) as described in the First Amendment Section 8 and Section 9. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the actual cost of the Tenant Improvements is less than the Tenant Improvement Allowance, Tenant shall not be entitled to such excess or any credit, deduction or offset against rent or any other amounts due under the terms of the Lease. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

Landlord will, provide Tenant’s architect with an allowance of $.15 per square foot to prepare a preliminary space plan and two revisions of the Premises which is in addition to the total Tenant Improvement Allowance.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”); (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter

2.2.2 Disbursements. Tenant shall deliver to Landlord: (i) a request for payment; (ii) paid receipts evidencing the labor rendered and materials delivered to the Premises; (iii) evidence of payment by Tenant of the amount for which reimbursement is requested; and (iv) executed unconditional mechanics’ lien releases from those “Tenant’s Agents”, as that term is hereinafter defined, who have performed the Tenant Improvements for which payment is requested, which releases shall comply with the appropriate provisions, as reasonably determined by Landlord, of the California Civil Code. Thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.3 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following Tenant’s receipt of paid receipts as defined in Section 2.2.2 above, totaling the amount of the Tenant Improvement Allowance, provided that with respect to work for which the Tenant Improvement Allowance is paid (i) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases in compliance with both California Civil Code Section 3262(d)(2) and, if then attainable, 3262(d)(4), (ii) Tenant has satisfied its obligations under Section 4.5 below, and (iii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life safety or other systems of the Building, the curtain wall of the Building, or the structure of the Building. Notwithstanding the foregoing, Tenant shall deliver final lien releases in compliance with Section 3262(d)(4) for all Tenant Improvements promptly upon completion of the Tenant Improvements.

2.2.4 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications

PLEASE PROVIDE SAID “SPECIFICATIONS” NOW.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) [PLEASE PROVIDE THIS LIST NOW] to prepare all plans and engineering -working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings,” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Tenant Improvements before any architectural working drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. Upon the approval of the Final Space Plan by Landlord, Tenant shall promptly, cause the Architect and the Engineers to complete the architectural and engineering drawings for the Tenant Improvements, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings, Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings if the same is unsatisfactory or incomplete in any respect, along with the cause and explanation of such disapproval. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord does not advise Tenant of its approval or disapproval within ten (10) days of receipt of said plans, it will be deemed that Landlord approves of the plans.

3.4 Permits. Promptly after approval by Landlord of the Final Working Drawings (the “Approved Working Drawings”), Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant’s responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord

3.5 Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cause the Architect and the Engineers to complete all phases of the Construction Drawings and the permitting process and to receive the permits as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be mutually determined by Tenant and Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3. Section 4, below, and in this Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines and to prosecute construction of the Tenant Improvements diligently to completion.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be approved in writing by Landlord, such approval not to be unreasonably withheld or delayed. Promptly after approval by Landlord of the Contractor, Tenant shall cause the Contractor to prepare a construction schedule and Tenant shall submit the same to Landlord for Landlord’s approval.

4.2 Landlord Supervision Fee. N/A. There is no LL supervision fee.

4.3 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.4 Construction of Tenant Improvements.

4.4.1 Tenant’s Agents.

4.4.1.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. The Tenant Improvements shall be constructed substantially in accordance with the Approved Working Drawings.

4.4.1.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or any disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any cost of the Tenant Improvements in excess of the Tenant Improvement Allowance, and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, or (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.4.1.3 Requirements of Contractor. The Contractor shall guarantee to Tenant and for the benefit of Landlord that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. The Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract and any of its subcontracts that shall become defective within one (1) year after the completion of the work. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Premises that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.1.4 Insurance Requirements. TENANT’S RISK MANAGER TO REVIEW THESE INSURANCE PROVISIONS.

4.4.1.4.1 General Coverages. The Contractor shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required by be carried by Tenant as set forth in this Lease. The Contractor shall submit to Landlord a Certificate of Insurance naming Landlord and Landlord’s property manager, Insignia/ESG, Inc., as additional insureds.

4.4.1.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in a limit amount of $2 million covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, in amounts, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.4.1.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.1.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance, In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. The Contractor shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.4.1.4 shall insure Landlord and Tenant, as their interests may appear as well as Contractor and Tenant’s Agents. All insurance, except Worker’s Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.4.1.2 of this Work Letter.

4.4.2 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.4.3 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times during construction, provided however, that Landlord’s failure to inspect the Tenant

WILSHIRE COLONNADE
Exhibit B - Page 5	[Insert Tenant’s Name]

`Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Premises or the Building, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.5 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises, and (iii) Tenant shall deliver to Landlord the original signed permit card, indicating final approval by all applicable departments.

WILSHIRE COLONNADE
Exhibit B - Page 6	[Insert Tenant’s Name]

SECTION 5

MISCELLANEOUS

5.1 Freight Elevators. Landlord shall, at no cost to Tenant, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.

5.2 Parking: LL to provide parking at no cost to T, its contractors, consultants, employees, agents, etc in connection with the TI design and construction.

5.2 Tenant’s Representative. Tenant has designated Executive Vice President Myung Hee Hyun as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.3 Landlord’s Representative. Landlord has designated                          as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.4 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

WILSHIRE COLONNADE
Exhibit B - Page 7	[Insert Tenant’s Name]